Exhibit 5.1

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Washington, D.C.
File No. 029455-0032

October 19, 2004

Spectrum Pharmaceuticals, Inc.
157 Technology Drive
Irvine, California 92612

Re:	Registration of 3,469,771 shares of common stock, par value $0.001 per share, of Spectrum Pharmaceuticals, Inc., pursuant to a Registration Statement on Form S-8

Ladies and Gentlemen:

     We have acted as counsel to Spectrum Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the registration of 3,469,771 shares of common stock, par value $0.001 per share (the “Shares”), to be issued pursuant to the Spectrum Pharmaceuticals, Inc. 2003 Amended and Restated Incentive Award Plan (the “Plan”), under the Securities Act of 1933, as amended (the “Act”), on a Registration Statement on Form S-8 (the “Registration Statement”), to be filed with the Securities and Exchange Commission on October 19, 2004. This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, other than as to the validity of the Shares.

     As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters; we have not independently verified such factual matters.

     We are opining herein only as to the validity of the Shares under the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of any other laws.

     Subject to the foregoing, it is our opinion that as of the date hereof, the Shares have been duly authorized and, upon issuance and delivery of the Shares in the manner contemplated by the Registration Statement and in accordance with the terms of the Plan, and subject to the Company completing all actions and proceedings required on its part to be taken prior to the issuance and delivery of the Shares pursuant to the Plan and Registration Statement, including, without limitation, collection of required payment for the Shares, the Shares will be validly issued, fully paid and nonassessable.

October 19, 2004

     We consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ Latham & Watkins LLP